For Immediate Release

Contacts: Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror	DataMirror	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror iFederate™ Provides Quick Unified Access
to Mainframe Data, Removes Legacy Hurdles

Newly Released Software Solution Reduces Total Cost of Ownership
for Customers Accessing Various Mainframe Data Stores

IBM zSeries EXPO, LAS VEGAS, NV – (November 10, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live data integration and protection solutions, today announced an innovative new software solution that saves companies time and resources typically spent extracting data from mainframe environments. DataMirror iFederate broadens the scope of DataMirror’s comprehensive suite of LiveIntegration™ solutions spanning mainframes, midrange servers, desktop computers and mobile devices.

With pressures on IT departments to maximize legacy systems with limited resources, DataMirror iFederate offers a compelling solution to organizations that place a premium on timely information delivery and analytics.iFederate enables customers to access timely reports from a variety of mainframe data stores to drive strategic business initiatives such as customer relationship management, business intelligence, e-Business and Web services enablement.

“Data exists in every department and every system in a company, but there needs to be a corporate data strategy or else all of that data just continues to exist in silos and cannot be used to make business decisions,” said Colleen Niven, Vice President, Research in an AMR Research Report published in August 2003. “Advances in technology have helped to proliferate this problem, because now there are more automated systems and more back-end sources of data.”

Organizations face significant challenges accessing islands of data residing in disparate data stores on the mainframe. Most IT departments must employ development resources specifically to write complex data extraction programs—often to support simple reporting requests. iFederate reduces companies’ reliance on such specialized skills by allowing customers to define queries against a virtual database that consolidates common data storage formats including DB2, VSAM, ISAM, IMS and SAM. By providing quick and economical unified access to mainframe data stores, iFederate delivers a lower total cost of ownership (TCO). Powerful, flexible and extremely easy-to-use, iFederate enables companies to maximize their mainframe investments and reallocate valuable mainframe development cycles to production-related tasks and key business initiatives.

“DataMirror iFederate is unique in its ability to perform complex joins across any supported mainframe data store,” said Herman Wallenburg, Chief Scientist, DataMirror. “With iFederate, an individual with minimal technical knowledge of the underlying data structures can quickly and easily perform a join between, for example, VSAM and IMS or between DB2 and SAM—a key differentiation in the ETL market.”

DataMirror iFederate may be used as a stand-alone solution or in conjunction with DataMirror DB/XML Transform™ to provide enterprise-wide access to mainframe data types. Organizations have the flexibility to extract data directly into a flat file or consolidated report, or capture, transform and flow the data into XML or popular databases including DB2 UDB, Oracle, Microsoft SQL Server and Sybase.

Availability
DataMirror iFederate is generally available today. For more information, please call 905 415 0310 (1 800 362 5955 in North America) or e-mail sales@datamirror.com.

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, on demand data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now ™by providing the instant data access, integration and availability companies require today across all computers in their business.

Over 1,750 companies have gone live with DataMirror software including Debenhams, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices worldwide. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, DB/XML Transform, iFederate, LiveBusiness, LiveIntegration and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.